Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283802
PROSPECTUS SUPPLEMENT NO. 15, DATED DECEMBER 30, 2025
TO THE PROSPECTUS, DATED FEBRUARY 7, 2025

11,200,000 Shares of Series L Redeemable Preferred Stock
4,800,000 Shares of Series M Redeemable Preferred Stock
(Liquidation Preference $25.00 per share)
This prospectus supplement no. 15 (this “Supplement”) is part of and should be read in conjunction with the prospectus of Ashford Hospitality Trust, Inc., dated February 7, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. When used in this Supplement, the terms “our Company,” “we,” “us,” or “our” refer to Ashford Hospitality Trust, Inc., a Maryland corporation, and, as the context may require, its consolidated subsidiaries, including Ashford Hospitality Limited Partnership, a Delaware limited partnership.
We have attached to this Supplement our current report on Form 8-K filed December 30, 2025. The attached information updates and supplements, and should be read together with, the Prospectus.
Investing in our securities involves risks. The Preferred Stock has no public trading market and has limited liquidity and may at times be illiquid. The Preferred Stock has not been rated and investors will be subject to the risks associated with investing in non-rated securities. See “Risk Factors” on page 19 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, for information regarding risks associated with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 23, 2025

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1200
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
As previously disclosed, Ashford Hospitality Trust, Inc. (the “Company”), Ashford Hospitality Limited Partnership and Ashford TRS Corporation are parties to that certain Third Amended and Restated Advisory Agreement, dated as of March 12, 2024 (as amended, the “Advisory Agreement”), with Ashford Inc. and Ashford Hospitality Advisors LLC (together, the “Advisor”). On December 23, 2025, the Advisor delivered written notice to the Company of the Advisor’s election to extend the term of the Advisory Agreement (the “Extension Notice”). Pursuant to Section 12(b) of the Advisory Agreement, the Advisor exercised its right to extend the Agreement for an additional ten-year term, commencing on January 14, 2031 and expiring on January 14, 2041. All terms, conditions, rights and obligations under the Advisory Agreement will remain in full force and effect during the extended term, subject to Section 6.5 of the Advisory Agreement that provides the parties to the Advisory Agreement the right to renegotiate the amount of the Base Fee or Incentive Fee (as such terms are defined in the Advisory Agreement) payable by the Company.
The foregoing description of the Extension Notice does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Extension Notice, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits
Exhibit Number Description
10.1 Third Amended and Restated Advisory Agreement, dated as of March 12, 2024, by and among Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership, Ashford TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC (incorporated by reference to Exhibit 10.64 to the Company’s Annual Report on Form 10-K, filed on March 14, 2024) (File No. 001-31775)
10.2* Notice of Exercise of Extension of Term under Third Amended and Restated Advisory Agreement, as amended, dated as of December 23, 2025
104 Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD HOSPITALITY TRUST, INC.

Dated: December 30, 2025	By:	/s/ Jim Plohg
Jim Plohg
Executive Vice President, General Counsel & Secretary